UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2026

Dave Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40161	86-1481509
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1265 South Cochran Ave
Los Angeles, California		90019
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 844 857-3283

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001	DAVE	The Nasdaq Stock Market LLC
Redeemable warrants, each lot of 32 warrants exercisable for one share of Class A common stock, each at an exercise price of $368 per share	DAVEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On March 2, 2026, Dave Inc. (the "Company") issued a press release announcing its financial results for the quarter and full year ended December 31, 2025. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished under this Item 2.02, including Exhibit 99.1, will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2026, Dave Inc. (“the Company”) and Jason Wilk, the Company's Chief Executive Officer, entered into an amendment (the “Wilk Amendment”) to Mr. Wilk's employment agreement with the Company dated January 4, 2022 (the “Wilk Employment Agreement”). The Wilk Amendment provides that, unless otherwise provided in an applicable award agreement, in the event of a termination of Mr. Wilk’s employment for a reason other than Cause, Mr. Wilk’s death or disability, in each case, outside the period beginning three months prior to and ending 12 months following a Change in Control (such period, the “CIC Protection Period”), Mr. Wilk’s then-outstanding performance-based restricted stock units (“PSUs”) will be treated as follows: (i) if the termination occurs after the performance period is over, the PSUs will accelerate based on actual performance, effective as of the termination date; (ii) if the termination occurs during the performance period, the PSUs will vest on a pro-rata basis, based on actual performance for the full performance period and (iii) if the termination occurs before the performance period applicable to a tranche has started, such tranche will be forfeited. The Wilk Amendment also provides that, upon a Change in Control, unless otherwise provided in an applicable award agreement, PSUs generally remain subject to their original time-based vesting requirements but are converted into RSUs based on (i) the greater of target and actual performance for in-progress performance periods, or (ii) target performance for performance periods that have not started, provided that, if Mr. Wilk experiences a termination without Cause or resigns for Good Reason during the CIC Protection Period, all of Mr. Wilk’s unvested and outstanding equity awards (giving effect to the foregoing for PSUs), except the Performance Options, will immediately vest and become exercisable upon his termination of employment. The terms “Cause”, “Change in Control” “Good Reason” and “Performance Options” have the meaning ascribed to them in the Wilk Employment Agreement.

On March 2, 2026, the Company and Kyle Beilman entered into an amendment (the “Beilman Amendment”) to Mr. Beilman's employment agreement with the Company. The Beilman Amendment is the same in all material respects as the Wilk Amendment, except the Beilman Amendment (i) reflects Mr. Beilman’s current position as Chief Financial Officer and Chief Operating Officer, (ii) provides for an increase in annual base salary rate to $475,000, target bonus of 75% of Mr. Beilman’s base salary, and target annual long-term incentive opportunity for 2026 of $4,000,000 and (iii) the reference to Performance Options does not apply to Mr. Beilman.

The foregoing descriptions of the Wilk Amendment and the Beilman Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Wilk Amendment and the Beilman Amendment, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

Item 8.01 Other Events.

The Company also announced that its Board of Directors has authorized a new share repurchase program to buy back up to $300 million of its outstanding Class A common stock. The new program replaces the existing share repurchase program, which provided for up to $125 million repurchasing authority. Prior to being replaced, approximately $113.2 million remained available under the existing program. The authorization does not require the purchase of any minimum number of shares. Timing, manner, total amount and other terms of any repurchases will be subject to several factors including market conditions, stock price, business performance and alternative investment decisions and capital allocation.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 2, 2026
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dave Inc.

Date:	March 2, 2026	By:	/s/ Kyle Beilman
		Name: Title:	Kyle Beilman Chief Financial Officer and Chief Operating Officer